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September 9, 1999

BY COURIER

Ms. Jennifer Cue
Chief Financial Officer
Urban Juice and Soda Company Ltd.
1356 Frances Street
Vancouver, British Columbia
V5L 1Y9


Dear Ms. Cue:

RE:      URBAN JUICE & SODA COMPANY LTD. ("URBAN CANADA")
         URBAN JUICE AND SODA COMPANY LTD.
         (A TO-BE-FORMED WYOMING CORPORATION) ("URBAN WYOMING") FORM S-4 REGISTRATION STATEMENT AMENDED EFFECTIVE SEPTEMBER 9, 1999 INCLUDING A PROXY STATEMENT AND PROSPECTUS DATED
         SEPTEMBER 9, 1999 ("REGISTRATION STATEMENT")
         OFFICER'S CERTIFICATE DATED SEPTEMBER 9, 1999, TOGETHER
         WITH SCHEDULES ("OFFICER'S CERTIFICATE")

We have reviewed the Registration Statement described above, and have assumed that the facts stated therein are true. We have not reviewed any of the legal documents referred to in the Registration Statement, but have assumed that the legal obligations of Urban Canada and Urban Wyoming are accurately described in the Registration Statement.

We have also reviewed the Officer's Certificate and have assumed that the facts stated therein are true. Based on and subject to the foregoing, it is our opinion that the following general summary fairly describes the principal Canadian federal income tax consequences of the proposed continuation of Urban Canada to Wyoming to shareholders and warrantholders who are resident in Canada, who own, either alone or together with related persons, less than 10% of the shares of Urban Canada, and to whom shares and warrants of Urban Canada constitute capital property for

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the purposes of the INCOME TAX ACT (Canada) (the "Act") ("Canadian Holders").
This summary also describes the principal Canadian federal income tax consequences of the proposed continuation of Urban Canada to Wyoming to shareholders and warrantholders who are non-residents of Canada, do not carry on business in Canada, and who own, either alone or together with related persons, less than 10% of the shares of Urban Canada ("Non-resident Holders"). Other shareholders and warrantholders of the Company should consult their own tax advisors as the tax consequences to them of the proposed continuation are beyond the scope of this summary.

This summary is based upon the current provisions of the Act, the regulations therein, any proposed amendments to the Act or regulations previously announced by the Federal Minister of Finance and counsel's understanding of the current administrative and assessing policies of Revenue Canada, Customs, Excise and Taxation. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations which may differ significantly from those discussed herein.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE CANADIAN INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED CONTINUATION.

NATURE OF SHARES AND WARRANTS OF URBAN CANADA HELD BY CANADIAN HOLDERS

The shares and warrants of Urban Canada will generally constitute "capital property" to a Canadian Holder, unless the Canadian Holder is a trader or dealer in securities or is engaged in an adventure in the nature of trade with respect to the shares and warrants. Certain individual Canadian Holders whose shares of Urban Canada might not otherwise qualify as "capital property" may be entitled to obtain such qualification by disposing of their shares before the time of the continuation and making an irrevocable election under subsection 39(4) of the Act. After the continuation, the shares of Urban Canada will no longer constitute Canadian securities for purposes of the subsection 39(4) election. ANY INDIVIDUALS CONTEMPLATING MAKING AN ELECTION UNDER SUBSECTION 39(4) OF THE ACT SHOULD CONSULT THEIR TAX ADVISORS AS THE ELECTION WILL AFFECT THE CANADIAN INCOME TAX TREATMENT OF THE DISPOSITION OF THE SHAREHOLDER'S OTHER CANADIAN SECURITIES.

PRE-CONTINUATION TRANSACTION

Before the continuation, WAZU Products Ltd. ("WAZU"), a subsidiary of Urban Canada, will sell the assets used in its U.S. operations to Urban Juice and Soda
(USA) Inc., another subsidiary


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of Urban Canada, for proceeds of disposition equal to the fair market value of its assets. WAZU will realize a gain on the sale equal to the amount by which the proceeds exceed the tax cost of its assets. WAZU may then deduct any non-capital losses available for carry-forward in computing its taxable income for the year in which the sale takes place.

Based upon representations made by management in the Officer's Certificate with respect to the fair market value and the tax cost of the assets to be sold by WAZU, the non-capital losses available to be carried forward by WAZU, and the projected taxable income of WAZU for the year in which the disposition will take place, in our view as of this date no Canadian income tax would be payable by WAZU as a result of the sale.

SHAREHOLDER CONSEQUENCES OF CONTINUATION

The continuation of Urban Canada into Wyoming will not constitute a taxable event for Canadian Holders. Canadian Holders will continue to hold their shares and warrants at the same adjusted cost base as before the continuation.

Any dividends paid to Canadian shareholders after Urban Canada's continuation into Wyoming and reconstitution as Urban Wyoming will no longer be eligible for the dividend tax credit provided under the Act. Under the CONVENTION BETWEEN CANADA AND THE UNITED STATES OF AMERICA WITH RESPECT TO TAXES ON INCOME AND ON CAPITAL (the "Canada-US Income Tax Convention") the US tax that may be withheld from dividends paid to Canadian shareholders by Urban Wyoming will be limited to a maximum rate of 15%. Canadian shareholders may claim a foreign tax credit or a deduction in computing their taxable income for US tax withheld on dividends paid by Urban Wyoming.

FOREIGN REPORTING

A Canadian resident is required under the Act to report his or her foreign property holdings if the aggregate cost amount of such holdings exceeds $100,000. Following the continuation, the shares and warrants of Urban Wyoming will constitute foreign property for the purposes of this rule and their "cost amount" will count towards the calculation of the $100,000 threshold.

DISSENT PROCEEDINGS

If a shareholder initiates formal dissent proceedings in respect of the proposed continuation, Urban Canada will be required to purchase the dissenting shareholder's shares for a cash payment equal to the fair value of the shares. The redemption proceeds will generally be treated as a dividend to the extent that such proceeds exceed the paid-up capital of the purchased shares. The balance of the redemption proceeds (i.e., the amount equal to the paid-up capital of the purchased shares) will be treated as proceeds of disposition of the shares for the purpose of


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computing the shareholder's capital gain or loss. Consequently, the dissenting shareholder will realize a capital gain or loss to the extent that the paid-up capital of the shares exceeds or is exceeded by the shareholder's adjusted cost base of the shares.

A Canadian Holder dissenting shareholder that is a private corporation or a subject corporation, as those expressions are defined in the Act, will be liable to pay a 33 1/3% refundable tax under Part IV of the Act on the redemption proceeds to the extent that they are treated as a dividend. A private corporation is one that is not public and is not controlled by one or more public companies and a subject corporation is one that is not private and is controlled by or for the benefit of one individual or a related group of individuals.

If the dissenting shareholder is a public corporation resident in Canada, the full amount of the redemption proceeds may be treated as proceeds of disposition with the result that no dividend will be deemed to have been paid to the shareholder and any gain or loss realized by the dissenting shareholder will be determined by reference to the full amount of the redemption proceeds.

Any capital loss arising on the exercise of dissent rights by a corporate shareholder of Urban Canada will be reduced by the amount of dividends received or deemed to have been received, including any deemed dividend arising from the exercise of dissent rights, on the purchased shares where the period of ownership of the shares was less than 365 days or where the corporate holder (together with individuals or entities with whom it did not deal at arm's length) held more than 5% of the issued shares of any class of Urban Canada at the time the dividends were received or deemed to have been received.

INTEREST EXPENSE

Urban Canada's continuation to Wyoming will not affect the deductibility of interest incurred on money borrowed to purchase shares of Urban Canada. Interest that is currently deductible will continue to be deductible by the shareholder after the continuation to Wyoming when paid or payable, depending on the method regularly followed by the shareholder. Interest will remain deductible only as long as the shareholder continues to own the shares of Urban Wyoming or uses the borrowed funds to earn income from a business or property. Compound interest is deductible only when paid.

COMPANY CONSEQUENCES

Once Urban Canada has been granted a Certificate of Continuation or similar constitutional documents from Wyoming, Urban Canada will be deemed to have been incorporated in Wyoming at that time for purposes of the Act and will cease to be a resident of Canada.


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The "corporate emigration" rules under the Act will apply upon the continuation of Urban Canada to Wyoming. Accordingly, it will be deemed to have had a taxation year ended immediately before being granted a Certificate of Continuation in Wyoming. Each property owned by it immediately before the deemed year end will be deemed to have been disposed of for proceeds of disposition equal to that property's fair market value. Any gains or losses derived from this deemed disposition of property will be taken into account when determining the amount of taxable income for the fiscal period which ends immediately before Urban Canada's continuation into Wyoming. The amount of any taxable income so determined will be subject to tax in accordance with the provisions of the Act.

Based upon representations made by management in the Officer's Certificate with respect to the fair market value and tax cost of each property owned by Urban Canada, in our view as of this date no income tax would be payable solely as a result of the deemed disposition of each of its properties.

Urban Canada will also be required to pay a special branch tax equal to 5% of the amount by which the fair market value of its assets exceed the aggregate of its liabilities, including any liabilities under the Act, and the paid-up capital of its issued and outstanding shares at the time of Urban Canada's continuation into Wyoming.

Based upon representations made by management in the Officer's Certificate with respect to the fair market value of Urban Canada's assets and liabilities and the paid-up capital of its issued and outstanding shares, it is our view that as of this date Urban Canada would not be liable to pay the special branch tax.

After its continuation into Wyoming, Urban Wyoming will cease to be liable for Canadian tax on its worldwide income. However, if it carries on business through a permanent establishment located in Canada, as that expression is defined in the Canada-US Income Tax Convention, it will continue to be subject to Canadian tax on business profits attributable to the permanent establishment.

TAX-EXEMPT HOLDERS

After the continuation takes effect, the shares of Urban Wyoming will remain listed on the Vancouver Stock Exchange which is a prescribed stock exchange for purposes of the Act. In this way, the shares and warrants will be qualified investments for a trust governed by a registered retirement savings plan, a deferred profit sharing plan, a registered retirement income fund or a registered pension plan, and certain other entities. However, such shares and warrants would constitute "foreign property" to these trusts and entities for the purposes of the Act.

Excepting foreign property that constitutes a qualified investment, and property that was not foreign property when acquired but became foreign property within the preceding two years,


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trusts and other entities described above must pay a monthly tax under the Act equal to 1% of the amount, if any, by which the cost amount of all the trust's foreign property as determined at the end of each month exceeds the aggregate of:

(a)      20% of the cost amount of all the trust's property; and

(b) in certain circumstances, an additional amount in respect of the trust's "small business investment amount" as that expression is defined under the Act.

The result of this rule is that the cost of the shares and warrants of Urban Wyoming will not be included in the excess foreign property subject to the monthly tax until two years after the date of the continuation.

SHAREHOLDERS THAT ARE ONE OF THE TYPES OF ENTITIES DESCRIBED ABOVE SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF HOLDING SHARES AND WARRANTS OF URBAN WYOMING.

NON-RESIDENT HOLDERS

The continuation of Urban Canada into Wyoming will not constitute a taxable event for federal Canadian income tax purposes for Non-resident Holders.

After Urban Canada's continuation into Wyoming dividends paid by Urban Wyoming to Nonresident Holders will no longer be subject to Canadian withholding tax.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the SECURITIES ACT OF 1933 (U.S.A.).

Yours truly,

/s/ Kerri L. Mooney

KERRI L. MOONEY